UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

(Print or Type Responses)
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1. Name and Address of Reporting Person*

    Lott                 Ronnie
---------------------- ----------------------- --------------------------------
   (Last)               (First)                 (Middle)


    26203 Production Avenue, Suite 5
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                                    (Street)

   Hayward              CA                      94545
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

AMERICAN CHAMPION ENTERTAINMENT, INC. (Nasdaq  SmallCap Market - "ACEI")

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year


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5. If Amendment, Date of Original (Month/Year)

   December 31, 1997




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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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

                                                  4. Securities Acquired (A)  5. Amount of  6. Owner-
                                                     or Disposed of (D)       Securities    ship Form:
                                    3. Transac-      (Instr. 3, 4 and 5)      Beneficially  Direct    7. Nature
                        2. Transac-    tion Code  --------------------------  Owned at End  (D) or    of Indirect
                         tion Date  (Instr. 8)               (A)              of Month      Indirect  Beneficial
1. Title of Security    (Month/Day  -------------            or               (Instr. 3     (I)       Ownership
(Instr. 3)                 Year)    Code      V     Amount   (D)    Price     and 4)        (Instr. 4)(Instr. 4)
----------------------- ----------- ------- ----- ---------- ---- ----------  ------------  --------- ----------





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* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly











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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.       10.
                                                                                                          Number   Owner-
                                                                                                          of       ship
               2.                                                                                         Deriv-   Form of
               Conver-                       5.                               7.                          ative    Deriv-   11.
               sion                          Number of                        Title and Amount            Secur-   ative    Nature
               or                            Derivative   6.                  of Underlying     8.        ities    Secur-   of
               Exer-                         Securities   Date                Securities        Price     Bene-    ity:     In-
               cise     3.                   Acquired (A) Exercisable and     (Instr. 3 and 4)  of        ficially Direct   direct
               Price    Trans-   4.          or Disposed  Expiration Date    -----------------  Deriv-    Owned    (D) or   Bene-
1.             of       action   Transac-    of (D)       (Month/Day/Year)            Amount    ative     at End   In-      ficial
Title of       Deriv-   Date     tion Code   (Instr. 3,  -------------------          or        Secur-    of       direct   Owner-
Derivative     ative    (Month/  (Instr. 8)  4 and 5)     Date     Expira-            Number    ity       Month    (I)      ship
Security       Secur-   Day/     ----------- -----------  Exer-    tion               of        (Instr.   (Instr.  (Instr.  (Instr.
(Instr. 3)     ity      Year)    Code    V    (A)   (D)   cisable  Date       Title   Shares    5)        4)       4)       4)
-------------- -------- -------- ------ ---- ----- ----- --------- --------- -------- -------- --------- -------- -------- --------
Option                                                                       Common
(Right to buy)   $5.00  10/15/97 A           5,000 A     <F1>      10/15/07  Stock      5,000      --      5,000  D
-------------- -------- -------- ------ ---- ----- ----- --------- --------- -------- -------- --------- -------- -------- --------
Option                                                                       Common
(Right to buy)   $5.00  10/13/97 A           10,000A     <F2>      10/13/99  Stock     10,000      --     10,000  D



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
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Explanation of Responses:





           /s/ Ronnie Lott                              APRIL 21, 1998
------------------------------------------            -----------------------
      **Signature of Reporting Person                          Date

** Intentional misstatements of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.